                                                                    EXHIBIT 10.2


                              SETTLEMENT AGREEMENT

         This SETTLEMENT AGREEMENT, dated as of July 7, 1999, is entered into by and among Zenith Insurance Company, a California Corporation ("Zenith"), RISCORP, Inc., a Florida corporation ("RISCORP, Inc."), RISCORP Management Services, Inc., a Florida corporation ("RMS"), 1390 Main Street Services, Inc., a Florida corporation ("1390 Main Street"), RISCORP of Illinois, Inc., an Illinois corporation ("RI"), Independent Association Administrators Incorporated, an Alabama corporation ("IAA"), RISCORP Insurance Services, Inc., a Florida corporation ("RIS"), RISCORP Managed Care Services, Inc. ("RMCS"), a Florida corporation, CompSource, Inc., a North Carolina corporation ("CompSource"), RISCORP Real Estate Holdings, Inc., a Florida corporation ("RRE"), RISCORP Acquisition, Inc., a Florida corporation ("RA"), RISCORP West, Inc., an Oklahoma corporation ("RW"), RISCORP of Florida, Inc., a Florida corporation ("RF"), RISCORP Insurance Company, a Florida corporation ("RIC"), RISCORP Property & Casualty Insurance Company, a Florida corporation ("RP&C"), RISCORP National Insurance Company, a Missouri corporation ("RNIC"), RISCORP Services, Inc., a Florida corporation ("RS"), RISCORP Staffing Solutions Holding Company, a Florida corporation ("RSS Holding"), RISCORP Staffing Solutions, Inc. I, a Florida corporation ("RSSI") and RISCORP Staffing Solutions, Inc. II, a Florida corporation ("RSSII"). RISCORP, Inc., RMS, 1390 Main Street, RI, IAA, RIS, RMCS, CompSource, RRE, RA, RW, RF, RIC, RP&C, RNIC, RS, RSS Holding, RSSI and RSSII are from time to time hereinafter referred to collectively as "RISCORP" or the "RISCORP Companies."

                                   WITNESSETH:
WHEREAS:

         A. Zenith and RISCORP are parties to (a) an Asset Purchase Agreement, dated as of June 17, 1997, as subsequently amended on June 26, 1997, July 11, 1997, and March 30, 1998 (the "Asset Purchase Agreement"); (b) an Escrow Agreement with First Union National Bank as Escrow Agent dated April 1, 1998 (the "Escrow Agreement"); (c) a letter agreement dated April 1, 1998 (the "Letter Agreement"); and (d) those documents and instruments listed on Exhibit A hereto (together with the Escrow Agreement and the Letter Agreement, the "Transaction Documents"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement;

         B. Pursuant to the Asset Purchase Agreement, on April 1, 1998, Zenith acquired substantially all of RISCORP's assets and assumed certain of RISCORP's liabilities (the "Asset Sale") for a purchase price equal to the amount by which the book value of the Transferred Assets exceeded the book value of the Transferred Liabilities as set forth on a Final Business Balance Sheet to be determined in accordance with the procedures set forth in the Asset Purchase Agreement;

         C. On April 1, 1998, in connection with the closing of the Asset Sale, Zenith paid RISCORP $35 million to be applied toward the final Purchase Price payable pursuant to the Asset Purchase Agreement, $10 million of which was deposited with the Escrow Agent to be distributed pursuant to the terms of the Asset Purchase Agreement and the Escrow Agreement;

         D. The Letter Agreement contained certain provisions pursuant to which certain of RISCORP's Assets would be deemed not to be Transferred Assets for purposes of determining the Final Business Balance Sheet and the Purchase Price payable pursuant to the Asset Purchase Agreement.

         E. On October 16, 1998, RISCORP commenced an action against Zenith in the United States District Court for the Middle District of Florida, Tampa Division, captioned RISCORP, Inc., et al. v. Zenith Insurance Co., Case No. 98-2122-CIV-T-25E (the "Florida Action"), in which RISCORP alleged various claims against Zenith, including claims relating to Zenith's alleged breaches of the Asset Purchase Agreement and the Letter Agreement;

         F. On January 8, 1999, Zenith commenced an action in the United States District Court for the Southern District of New York, captioned Zenith Insurance Co. v. RISCORP, Inc., et al., Case No. 99 Civ. 0171 (WHP) (the "New York Action"), in which Zenith asserted various claims against RISCORP, including claims relating to RISCORP's alleged breaches of the Asset Purchase Agreement;

         G. On March 19, 1999, Arthur Andersen LLP ("Arthur Andersen"), acting as Neutral Auditor and Neutral Actuary pursuant to the Asset Purchase Agreement, issued (i) a report containing its determinations of certain issues that Arthur Andersen found to be in dispute between the parties regarding the manner in which certain items should be treated in the preparation of the Final Business Balance Sheet; and (ii) its determination of the Final Business Balance Sheet;

         H. As a result of the issuance of the Final Business Balance Sheet, (i) on or about March 26, 1999, Zenith wire transferred to RISCORP, Inc. the sum of $50,853,182, and wire transferred to the Escrow Agent the sum of $2,835,723; and (ii) on April 14, 1999, Zenith wire transferred to RISCORP, Inc. the sum of $619,173.32;

         I. The parties agree that in determining the final Purchase Price to be paid by Zenith in connection with the Asset Sale certain adjustments to the Final Business Balance Sheet are required based on (i) certain provisions of the Letter Agreement; (ii) the value of certain assets identified on Exhibit F-1 included among the Transferred Assets on the Final Business Balance Sheet that in fact were not transferred to Zenith, and (iii) the value of a treasury note acquired by Zenith that was not included among the Transferred Assets on the Final Business Balance Sheet. In addition, certain adjustments to the Final Balance Sheet may be required based on certain errors that were allegedly made by Arthur Anderson in determining the Final Business Balance Sheet; and

         J. Zenith and RISCORP desire to compromise and settle the claims and all pending and potential litigation between them (except as otherwise expressly provided herein), and they have therefore agreed to enter into this Settlement Agreement to settle and resolve, on the terms specified herein, all such claims and disputes.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is hereby agreed as follows:

         1. The Final Business Balance Sheet. Zenith and RISCORP agree not to commence or prosecute any action or proceeding, or to take any other action, that seeks to confirm, modify, vacate, challenge or otherwise review the Final Business Balance Sheet or the Revised Final Business Balance Sheet (as defined herein) except as provided below in this paragraph 1.

                  (a) The parties agree that RISCORP may request that Arthur Andersen review and/or correct any alleged errors made in its determination of the Final Business Balance Sheet with respect to its failure to make appropriate adjustment for certain reinsurance treaties in effect during accident years 1991 through 1993, inclusive, including, without limitation, whether issues relating to Arthur Andersen's adjustment to reinsurance recoverable were in dispute between the parties (the "RISCORP Reinsurance Claims").

                  (b) Within five business days after the date of this Settlement Agreement, Zenith may make a submission to Arthur Andersen regarding the RISCORP Reinsurance Claims in respect of (i) correspondence from Buttner Hammock & Company to Arthur Andersen dated May 17, 1999; (ii) correspondence from Alston & Bird LLP to Arthur Andersen dated May 24, 1999; and (iii) correspondence from Alston & Bird LLP to Arthur Andersen dated June 4, 1999. Zenith's submission to Arthur Andersen shall be to the effect that the RISCORP Reinsurance Claims were not "in dispute" under Section 2.02(b) of the Asset Purchase Agreement and that Arthur Andersen did not make an error with respect to this issue in the Final Business Balance Sheet. On or before July 27, 1999, RISCORP may make an additional submission to Arthur Andersen addressing the RISCORP Reinsurance Claims or any issues raised in Zenith's submission to Arthur Andersen pursuant to this paragraph 1(b).

                  (c) Zenith and RISCORP agree that, in reviewing the RISCORP Reinsurance Claims, Arthur Andersen may: (i) determine whether such claims were "in dispute" under Section 2.02(b) of the Asset Purchase Agreement;
(ii) resolve such claims on the merits by applying the standards for review by the Neutral Auditors and Neutral Actuary under Section 2.02(b) of the Asset

Purchase Agreement; and (iii) if appropriate, issue a revised or corrected Final Business Balance Sheet reflecting any resolution of such claims (the "Revised Final Business Balance Sheet").

                  (d) If Arthur Andersen issues the Revised Final Business Balance Sheet, then (i) RISCORP shall pay to Zenith the amount of the net reduction, if any, in the Net Assets Transferred reflected on the Revised Final Business Balance Sheet; or (ii) Zenith shall pay to RISCORP on behalf of the Sellers the amount of the net increase, if any, in the Net Assets Transferred reflected on the Revised Final Business Balance Sheet. RISCORP or Zenith, as the case may be, shall pay interest on any amounts due under this paragraph 1 at the rate of 6.25% per annum from (and including) April 1, 1998 to (but excluding) the date of payment. Any such payment shall be made within five business days after receipt of the Revised Final Business Balance Sheet by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

                  (e) Notwithstanding anything to the contrary in this Settlement Agreement, including, without limitation, the foregoing provisions of this paragraph 1, neither Zenith nor RISCORP has waived any right to commence legal action in any court of competent jurisdiction: (i) to seek correction of alleged errors with respect to the RISCORP Reinsurance Claims that were not corrected by Arthur Andersen in a Revised Final Business Balance Sheet pursuant to this paragraph 1; or (ii) to correct, modify, vacate or set aside any revision of the Final Business Balance Sheet made in the Revised Final Business Balance Sheet.

         2. Disbursements from Escrow. (a) Zenith and RlSCORP agree to cause all funds currently on deposit with the Escrow Agent to be distributed as soon as reasonably practicable, but in no event later than 20 business days after execution of this Settlement Agreement, as follows:

                           (i)      Six million dollars ($6,000,000) to Zenith;
                                    and

                           (ii) the balance of all principal and interest to RISCORP, Inc.

                  (b) Following the foregoing disbursement of funds, the Escrow Agreement shall be terminated and the parties shall execute such documents or instruments as may be reasonably necessary to evidence such termination.

                  (c) RISCORP acknowledges that Zenith intends to treat the amounts received under this paragraph 2 as reimbursement for unexpected expenses incurred by Zenith in connection with carrying on the Business acquired from RISCORP.

         3. Claims for Refunds. The parties agree that RISCORP's claims for refunds made to the Florida Department of Labor and Employment Security, Division of Workers' Compensation Administrative and Field Support Unit will be divided between them as follows:

                  (a) RISCORP, Inc. shall be the sole owner of and is entitled to any refund granted in connection with its request for a refund for Five Million Two Hundred Ninety Two Thousand, One Hundred Eighty-Three Dollars ($5,292,183) related to deductions for commissions against gross premiums (the "Commission Refund"); and

                  (b) Of the approximate balance of Twenty-Seven Million Dollars ($27,000,000) of potential additional refunds related to deduction for premiums ceded to others (the "Reinsurance Refunds"), RISCORP, Inc. shall receive the first Ten Million Dollars ($10,000,000) of any Reinsurance Refunds recovered, and should the Reinsurance Refunds recovery exceed Ten Million Dollars ($10,000,000), RISCORP and Zenith will share equally in any excess proceeds.

                  (c) The fees and expenses incurred in connection with RISCORP's efforts to seek recovery of the Reinsurance Refunds shall be shared by Zenith and RISCORP in the same ratio as the amounts which each ultimately recovers. All such fees and expenses shall initially be borne by RISCORP, which shall be entitled to reimbursement for Zenith's share of such fees and expenses only if Zenith shares in any Reinsurance Refunds. RISCORP shall have the right to direct and control the prosecution of any attempts to recover the Reinsurance Refunds. RISCORP shall not compromise or settle such claims without the prior written approval of Zenith, which approval shall not be unreasonably withheld. At RISCORP's request, Zenith shall jointly prosecute the claims to recovery of the Reinsurance Refunds, but RISCORP shall retain the right to direct and control the prosecution in such event. RISCORP may cease prosecuting such claims at any time in its sole discretion, provided, however, that RISCORP first offers in writing to assign such claims to Zenith without consideration, and Zenith does not accept such assignment within ten business days of receipt of such offer. If Zenith does accept such Assignment, RISCORP shall be dismissed as a party, and Zenith, as assignee of RISCORP, shall be substituted. Zenith shall thereafter bear all fees and expenses incurred in connection with its prosecution of such claim.

         4. Release by Zenith. Effective with the execution of this Settlement Agreement, Zenith and its affiliates, subsidiaries, parents, shareholders, agents, employees, attorneys, accountants, representatives, directors, and officers (the "Zenith Releasors") hereby release, acquit and forever discharge RISCORP and its affiliates, subsidiaries, parents, shareholders, agents, employees, attorneys, accountants, representatives, directors and officers (the "RISCORP Releasees") from any and all claims, causes of action, debts, accounts, contracts, torts, demands, judgments, whether at law or in equity, accrued or contingent, known or unknown, discovered or undiscovered, in the past or in the future, which the Zenith Releasors had, have, or may in the future have, of any form or nature, from the beginning of time through and including the date of this Settlement Agreement (collectively, "Zenith Claims"), except for any Zenith Claims that arise from, relate to, or are based on (i) any of the obligations contained within this Settlement Agreement; (ii) the surviving provisions of the Asset Purchase Agreement; and
(iii) the surviving provisions of the Transaction Documents.

         5. Release by RISCORP. Effective with the execution of this Settlement Agreement, the RISCORP Releasees hereby release, acquit and forever discharge the Zenith Releasors from any and all claims, causes of action, debts, accounts, contracts, torts, demands, judgments, whether at law or in equity, accrued or contingent, known or unknown, discovered or undiscovered, in the past or in the future, which the RISCORP Releasees had, have, or may in the future have, of any form or nature, from the beginning of time through and including the date of this Settlement Agreement (collectively, "RISCORP Claims"), except for any RISCORP Claims that arise from, relate to, or are based on (i) any of the obligations contained within this Settlement Agreement including, without limitation, any claims arising out of or related to any alleged errors made by Arthur Andersen as provided in paragraph 1 hereof; (ii) the surviving provisions of the Asset Purchase Agreement; (iii) the surviving provisions of the Transaction Documents; and (iv) RISCORP's right to seek indemnification from Zenith with respect to Bristol Hotel Management Corporation, et al. v. Aetna Casualty & Surety Company, a/k/a Aetna Group, et al. (the "Bristol Hotel Action").

         6. Covenant Not to Sue or Arbitrate by Zenith. Except as contemplated by paragraphs 1 and 14 hereof, effective with the execution of this Settlement Agreement Zenith and its affiliates, subsidiaries, parents, shareholders, agents, employees, attorneys, accountants, representatives, directors, and officers (the "Zenith Convenantors") hereby covenant not to sue and covenant not to arbitrate against RISCORP and its affiliates, subsidiaries, parents, shareholders, agents, employees, attorneys, accountants, representatives, directors and officers (the "RISCORP Covenantees") as to any and all claims, causes of action, debts, accounts, contracts, torts, demands, and judgments, whether at law or in equity, which the Zenith Covenantors had, have, or may have in the future, of any form or nature, based in whole or in substantial part on facts actually known to the officers or former officers of Zenith identified on Exhibit B attached hereto, or which should have been known to such officers of Zenith after reasonable inquiry, from the beginning of time up to the date of this Settlement Agreement.

         7. Covenant Not to Sue or Arbitrate by RISCORP. Except as contemplated by paragraphs 1 and 14 hereof and as to the Bristol Hotel Action, effective with the execution of this Settlement Agreement the RISCORP Covenantees hereby covenant not to sue and covenant not to arbitrate against the Zenith Covenantors as to any and all claims, causes of action, debts, accounts, contracts, torts, demands, and judgments, whether at law or in equity, which the RISCORP Covenantees had, have, or may have in the future, of any form or nature, based in whole or in substantial part on facts actually known to the officers of RISCORP, or which should have been known to the officers of RISCORP after reasonable inquiry, from the beginning of time up to the date of this Settlement Agreement.

         8. Dismissal of Florida Action. Within five business days of the execution of this Settlement Agreement, Zenith and RISCORP agree to submit a Stipulation in the form annexed hereto as Exhibit C to the United States District Court for the Middle District of Florida, Tampa Division, for filing in the action captioned RISCORP. Inc., et al. v. Zenith Insurance Co., Case No. 98-2122-CIV-T-25E.

         9. Dismissal of New York Action. Within five business days of the execution of this Settlement Agreement, Zenith and RISCORP agree to submit a Stipulation in the form annexed hereto as Exhibit D to the United States District Court for the Southern District of New York for filing in the action captioned Zenith Insurance Co. v. RISCORP, Inc., et al., Case No. 99 Civ. 0171
(WHP).

         10. Release of Securities. Zenith agrees promptly to execute upon RISCORP's request letters in substantially the form attached as Exhibit E evidencing Zenith's acknowledgment that it has no right, title or interest in or to certain funds on deposit with various state regulatory agencies and its consent to the release of such funds or securities to RISCORP. Zenith further covenants and agrees that it shall execute any additional documents or instruments as may be reasonably necessary to assist RISCORP in the recovery of such funds. The funds or securities currently on deposit with various state agencies to which Zenith acknowledges RISCORP's full entitlement are set forth on Exhibit F.

         11. Assessments. Responsibility for satisfaction of assessments, including those assessments at issue in the Florida Action and the New York Action and those arising in the future, from state insurance departments and other state and federal regulatory agencies will be borne by the parties as follows:

                  (a) The parties have set forth on Exhibit G those assessments currently known to the parties and have identified whether or the extent to which each such assessment is the responsibility of RISCORP or Zenith. Unless otherwise specifically provided on Exhibit G, the parties will each satisfy their respective obligations as reflected on Exhibit G within 15 days of the execution of this Settlement Agreement and shall provide to the other party evidence of such satisfaction.

                  (b) Any other assessment or Tax attributable to the Business for a period prior to April 1, 1998 will be the responsibility of RISCORP.

                  (c) Any other assessment or Tax attributable to the Business for a period on or after April 1, 1998 will be the responsibility of Zenith, regardless of whether the premiums or other amounts used to calculate such assessment or Tax relate to a period before or after April 1, 1998.

                  (d) Any other assessment or Tax attributable to the Business for a period both prior to and following April 1, 1998 shall be prorated between RISCORP and Zenith, respectively, by following the methodology described in paragraphs (b) and (c) above based on the ratio of (i) the number of days in the period prior to April 1, 1998, to (ii) the number of days in the period on and after April 1, 1998 in the period being assessed.

         12. Amendment to Asset Purchase Agreement. The parties hereto agree that the Asset Purchase Agreement is hereby amended as follows:

                  (a) The following Sections or Articles of the Asset Purchase Agreement shall have no further force or effect: Sections 3.03, 3.04, 3.05, 3.06, 3.07, 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.15 A, 3.18, 3.19,
3.20, 3.21, 3.22, 4.03, 4.04; Article V; Article VI; Article VII; and Article X.

                  (b) The following Sections of the Asset Purchase Agreement are amended as set forth below:

                           (i) Section 8.01. Section 8.01 of the Asset Purchase Agreement is amended to provide as follows:

                           Section 8.01: Survival of Representations and Warranties. All representations and warranties contained in Sections 3.01, 3.02, 3.08, 3.16, 3.17,
                           4.01, and 4.02 of the Asset Purchase Agreement shall survive the Closing and shall terminate and expire at the close of business on April 1, 2000.

                           (ii) Section 11.06. Section 11.06 of the Asset Purchase Agreement is hereby amended by deleting subpart (b) thereof in its entirety.


                  (c) To the extent that any provisions of this Settlement Agreement may conflict with any surviving provisions of the Asset Purchase Agreement or the Transaction Documents, the provisions of this Settlement Agreement shall control.

         13. Pending Litigation. Attached as Exhibit H is a schedule of pending litigation, along with a designation as to which party shall be responsible for the defense of, and satisfaction of any judgment or settlement arising from, each suit.

         14. Voided Checks/Stop Payment Orders. (a) Zenith and RISCORP agree that Zenith shall have 60 days from the date of this Settlement Agreement to submit to RISCORP the following: (i) a Schedule of Unpaid Checks listing checks that were issued by any RISCORP company prior to April 1, 1998 that either (A) were voided by Zenith, or (B) are subject to stop payment orders issued by Zenith; and (ii) copies of canceled checks, reasonable proof of reissuance or other documentation demonstrating Zenith's right to reimbursement for checks listed on the Schedule of Unpaid Checks

(collectively, the "Check Documentation"); provided, however, Zenith's right to reimbursement shall be limited to the lesser of (A) the amount actually paid by Zenith in connection with the reissuance of a check listed on the Schedule of Unpaid Checks, or (B) the amount RISCORP carried on its outstanding check list for such check as of April 1, 1998.

                  (b) Within ten business days after RISCORP's receipt of the Check Documentation, RISCORP shall (i) provide Zenith a written schedule listing its objections, if any, to reimbursing Zenith for checks listed on the Schedule of Unpaid Checks, and (ii) reimburse Zenith, by wire transfer to an account designated by Zenith, in an aggregate amount equal to the amount of all checks as to which RISCORP is not objecting to reimbursement.

                  (c) Except for checks for which Check Documentation has been provided to RISCORP within 60 days of the date of this Settlement Agreement, Zenith agrees that it has no right to assert any claim against RISCORP or any RISCORP company for reimbursement of any check that was issued by any RISCORP company prior to April 1, 1998 whether or not such check was included on the Schedule of Unpaid Checks.

                  (d) Any disputes between the parties concerning Zenith's right to reimbursement for unpaid checks that are the subject of this paragraph 14 shall be resolved by arbitration pursuant to paragraph 15 hereof.

         15. Submission of Matters to Arbitration. (a) The parties expressly agree that, except as otherwise set forth in paragraph 1 hereof or as to any claim or controversy that is subject to the agreement not to sue or arbitrate as provided in paragraphs 6 or 7 hereof, any claim or controversy arising out of or in connection with (i) the surviving provisions of the Asset Purchase Agreement, (ii) the surviving provisions of the Transaction Documents, (iii) the enforcement or interpretation of this Settlement Agreement, or (iv) any of the obligations contained within this Settlement Agreement, shall be resolved by binding arbitration before the Honorable Clinton A. Curtis, unless he is unavailable or unwilling to serve. In the event the Honorable Clinton A. Curtis is unavailable or unwilling to serve, an arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration pursuant to this Settlement Agreement shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as modified by this paragraph 15. The arbitration shall take place in Tampa, Florida. The Honorable Clinton A. Curtis or other arbitrator selected in accordance with this paragraph shall be hereinafter referred to as the "Arbitrator." The decision or award of the Arbitrator shall be final, binding and conclusive. Either party may seek confirmation of any award or decision entered pursuant to this paragraph 15 by any court of competent jurisdiction.

                  (b) The parties expressly waive any right to file a civil action and any right to a jury trial as to any claim or controversy between them, except as to the potential claims described in paragraph 1 above.

                  (c) Except as expressly authorized in this Settlement Agreement, the parties agree that it shall be a breach of this Settlement Agreement for any party hereto to file against any other party any civil action or arbitration proceeding relating to (i) any of the Zenith Claims or RISCORP Claims that are released pursuant to paragraphs 4 and 5 of this Settlement Agreement, (ii) the claims in respect of which the parties have agreed not to sue or arbitrate pursuant to paragraphs 6 and 7 of this Settlement Agreement,
(iii) the enforcement or interpretation of this Settlement Agreement, or

(iv) any dispute that may arise between the parties relating to the Asset Purchase Agreement, the Transaction Documents, or the transactions contemplated by the Asset Purchase Agreement. In the event of such a breach, the non-breaching party or parties shall be entitled to recover any consequential damages as well as its reasonable attorneys' fees and expenses from the breaching party or parties.

                  (d) As a condition precedent to the submission of any dispute for determination by the Arbitrator, a party shall serve upon the other party to this Settlement Agreement, in the manner provided for notices pursuant to Section 11.03 of the Asset Purchase Agreement, a written statement of the matter in dispute, and thereafter the parties shaft negotiate in good faith to attempt to resolve the matter in dispute for a time period not to exceed ten
(10) days (unless the parties mutually agree in writing to extend this time period).

                  (e) Within twenty (20) days following the end of the period of good faith negotiations set forth in the immediately preceding paragraph, any party to this Settlement Agreement who desires to arbitrate a claim shall submit to the other party and to the Arbitrator a demand for arbitration setting forth with reasonable specificity the nature and amount of the claim, and the parties shall follow the following procedures:

                           (i)      The party receiving the demand for
                                    arbitration shall have ten business days from receipt of the other party's demand to dispute the claim in writing. If the claim is not disputed, the amount claimed in the arbitration demand will be the award of the Arbitrator.

                           (ii) Should the party receiving the claim dispute it, the party asserting the claim shall submit, no later than ten business days after receipt of its adversary's notice of dispute, a position paper, setting forth its position as to why it should prevail on its claim, including any appropriate evidentiary material.

                           (iii)    The party disputing the demand for
                                    arbitration will have ten business days
                                    after its receipt of its adversary's
                                    position paper to submit a response,
                                    including any appropriate evidentiary
                                    material.

                           (iv) The Arbitrator shall issue his award within thirty days of his receipt of the response of the party opposing the claim.

                           (v) For purposes of this paragraph 15, all claims, responses, notices, position papers or other papers of any kind shall be served by facsimile and overnight delivery (next business day) to the persons identified in paragraph 11.03 of the Asset Purchase Agreement and upon the Arbitrator, except that exhibits, appendices, and other lengthy documents need only be served by overnight delivery service. The time for any party to take any action pursuant to this paragraph after receipt of notice or written material shall commence to run from receipt of such notice or written material by overnight delivery service.

         16. Termination of Letter Agreement and Power of Attorney. The parties expressly agree that the Letter Agreement and the Power of Attorney executed by RISCORP in connection with the closing of the Asset Sale are hereby terminated and shall be of no further force or effect.

         17. Further Assurances. On and after execution of this Settlement Agreement, Zenith and RISCORP shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Settlement Agreement or the surviving provisions of the Asset Purchase Agreement and the Transaction Documents.

         18. Entire Agreement. This Settlement Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

         19. Amendments and Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

         21. Governing Law. This settlement agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

         22. No Admission of Liability. Zenith and RISCORP agree (a) that neither this Settlement Agreement nor the fact of settlement are an admission of any liability or wrongdoing whatsoever; (b) that neither this Settlement Agreement nor the fact of settlement shall be used or construed as an admission of any fault, liability or wrongdoing by any person; and (c) that neither this Settlement Agreement, the fact of settlement, the settlement negotiations, nor any related document shall be offered or received in evidence as an admission, concession, presumption or inference against any party in any action or proceeding other than an action or proceeding to enforce this Settlement Agreement.

         23. Representations of RISCORP. RISCORP, Inc., RMS, 1390 Main Street, RI, IAA, RIS, RMCS, CompSource, RRE, RA, RW, RF, RIC, RP&C, RNIC, RS, RSS Holding, RSSI and RSSII each represent and warrant that (a) each such entity has the requisite corporate power and authority to execute, deliver and perform its obligations under this Settlement Agreement; (b) the execution and delivery of this Settlement Agreement and the performance of the obligations thereunder have been duly authorized by all necessary corporate action; (c) this Settlement Agreement constitutes the legal, valid and binding obligation of each such entity, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law); and (d) after giving effect to the transactions contemplated by this Settlement Agreement, the RISCORP Companies, individually and on a consolidated basis, will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their businesses and all businesses in which they are about to engage, and:

                           (i) the assets of the RISCORP Companies, individually and on a consolidated basis, at a fair evaluation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the RISCORP Companies;

                           (ii) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the RISCORP Companies' judgment based on present circumstances, the most likely set of conditions and the RISCORP Companies' most likely course of action for the period projected, demonstrate that the RISCORP Companies, individually and on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature or the RISCORP Companies are reasonably satisfied that they will be able to refinance such debt at or prior to maturity on commercial reasonable terms; and

                           (iii) the RISCORP Companies, individually and on a consolidated basis, do not have unreasonably small capital base with which to engage in their anticipated businesses.

         24.      Representations of Zenith. Zenith represents and warrants that
(a) it has the requisite corporate power and authority to execute, deliver and perform its obligations under this Settlement Agreement (b) the execution and delivery of this Settlement Agreement and the performance of its obligations thereunder have been duly authorized by all necessary corporate action, and (c) this Settlement Agreement constitutes the legal, valid and binding obligation of Zenith, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law).

         25. Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      ZENITH INSURANCE COMPANY


                                      By:  /s/ Stanley R. Zax
                                          -------------------------------------
                                          Name:  Stanley R. Zax
                                          Title: Chairman and President


                                      RISCORP, INC.
                                      RISCORP MANAGEMENT SERVICES, INC.
                                      1390 MAIN STREET SERVICES, INC.
                                      RISCORP OF ILLINOIS, INC.
                                      INDEPENDENT ASSOCIATION
                                               ADMINISTRATORS INCORPORATED
                                      RISCORP INSURANCE SERVICES, INC.
                                      RISCORP MANAGED CARE SERVICES, INC.
                                      COMPSOURCE, INC.
                                      RISCORP REAL ESTATE HOLDINGS, INC.
                                      RISCORP ACQUISITION, INC,
                                      RISCORP WEST, INC.
                                      RISCORP OF FLORIDA, INC.
                                      RISCORP INSURANCE COMPANY
                                      RISCORP PROPERTY & CASUALTY
                                               INSURANCE COMPANY
                                      RISCORP NATIONAL INSURANCE COMPANY
                                      RISCORP SERVICES, INC.
                                      RISCORP STAFFING SOLUTIONS
                                               HOLDING COMPANY
                                      RISCORP STAFFING SOLUTIONS, INC. I
                                      RISCORP STAFFING SOLUTIONS, INC. II


                                      By:  /s/ Walter E. Riehemann
                                          -------------------------------------
                                          Name:     Walter E. Riehemann
                                          Title:    Vice President